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                                                               EXHIBIT 21.1

                             SUBSIDIARIES OF THE REGISTRANT

1-800 FLOWERS Team Services, Inc. (Delaware)
1-800 FLOWERS Team Acquisition Corp. (Delaware)
1-800 FLOWERS Retail, Inc. (Delaware)
800-FLOWERS, Inc. (New York)
800-Gifthouse, Inc. (New York)
Amalgamated Consolidated Enterprises, Inc. (Nevada)
Bloomlink Systems, Inc. (New York)
C.M. Conroy Company, Inc. (California)
Conroy's Acquisition Corporation (California)
Conroy's Inc. (California)
Floral Works, Inc. (Delaware)
Flores de Exito, Inc. (California)
Florists Capital Corporation, Inc. (California)
Fresh Intellectual Properties, Inc. (Delaware)
Gerber Gardens/1-800-Flowers, L.L.C. (New York)
P&H, L.P. (Virginia)
The Plow & Hearth, Inc. (Virginia)
St. Claire Floral Co., Inc. (New York)
Teleway, Inc. (New York)